Exhibit 99

Family Dollar Reports Record Third Quarter Earnings

  Earnings per diluted share increase 24.2% to $0.77
  Net income increases 19.0%
  Operating profit margin increases 98 basis points

MATTHEWS, N.C.--(BUSINESS WIRE)--July 7, 2010--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income per diluted share for the third quarter of fiscal 2010 ended May 29, 2010, increased 24.2% to $0.77 compared with $0.62 for the third quarter of fiscal 2009 ended May 30, 2009. Net income for the quarter increased 19.0% to $104.4 million compared with net income of $87.7 million for the third quarter of fiscal 2009.

“We continue to deliver greater value for our customers while improving their shopping experience in our stores. As a result, more and more consumers are finding the savings they need at Family Dollar,” said Howard R. Levine, Chairman and Chief Executive Officer. “Our revenue growth has accelerated nicely, and I am pleased to report our ninth consecutive quarter of double-digit earnings per share growth.”

As previously reported, sales for the third quarter of fiscal 2010 were approximately $1.997 billion, or 8.4% above sales of approximately $1.843 billion for the third quarter of fiscal 2009. Comparable store sales increased 7.0%. The increase in comparable store sales was a result of increased customer traffic, as measured by the number of register transactions. Average transaction value for the quarter was flat. Sales were strongest in the Seasonal and Electronics and Consumables categories.

The gross profit margin, as a percentage of sales, was 36.6% in the third quarter of fiscal 2010 compared to 36.2% in the third quarter of fiscal 2009. The improvement in gross profit, as a percentage of sales, was a result of reductions in markdown expenses and inventory shrinkage.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 28.1% in the third quarter of fiscal 2010 compared with 28.7% in the third quarter of fiscal 2009. Most expenses, including occupancy costs, were leveraged during the quarter as a result of a strong comparable store sales increase and continued productivity improvements. In addition, insurance and incentive compensation expenses were lower during the quarter. These improvements more than offset investments related to expanded store operating hours and increased advertising.

The Company’s inventories at May 29, 2010, were $986.1 million, or 4.8% less than inventories of $1,035.3 million at May 30, 2009.

In the first three quarters of fiscal 2010, capital expenditures were $136.4 million compared with $103.2 million in the first three quarters of fiscal 2009. During the first three quarters of fiscal 2010, the Company opened 125 new stores and closed 56 stores.

During the first three quarters of fiscal 2010, the Company repurchased approximately 6.6 million shares of its common stock. As of May 29, 2010, the Company had authorization to purchase up to an additional $190.3 million of its common stock.

Outlook

“As we look to the fourth quarter, we expect that many of the trends we saw in the third quarter will continue. However, the environment remains challenging for consumers, and customers continue to buy close to need,“ said Mr. Levine. “The fourth quarter is off to a good start, with sales in comparable stores increasing an estimated 5.5% in June.”

For the fourth quarter, the Company expects that comparable store sales will increase 5% to 7% and that earnings per share will be between $0.46 and $0.51 compared with $0.43 in the fourth quarter of fiscal 2009.

For the full year, the Company expects that earnings per share will be between $2.53 and $2.58 compared with $2.07 in fiscal 2009.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment plans, net sales, comparable store sales, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Third Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today, July 7, 2010, at 10:00 A.M. EDT to discuss results for the third quarter and nine months ended May 29, 2010. The Company will also provide an update on various business initiatives and discuss expectations for the fourth quarter of fiscal 2010. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. EDT, July 7, 2010. The replay of the webcast will be available until August 7, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,700 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Third Quarter Ended
(in thousands, except per share amounts)	May 29, 2010	% of Net Sales	May 30, 2009	% of Net Sales

Net sales	$1,996,989	100.00%	$1,843,089	100.00%

Cost of sales	1,266,761	63.43%	1,175,897	63.80%

Gross margin	730,228	36.57%	667,192	36.20%

Selling, general and administrative expenses	560,165	28.05%	528,158	28.66%

Operating profit	170,063	8.52%	139,034	7.54%

Interest income	432	0.02%	879	0.05%

Interest expense	3,297	0.17%	3,216	0.17%

Income before income taxes	167,198	8.37%	136,697	7.42%

Income taxes	62,847	3.15%	48,976	2.66%

Net income	$104,351	5.22%	$87,721	4.76%

Net income per common share - basic	$0.77		$0.63
Weighted average shares - basic	134,766		140,319

Net income per common share - diluted	$0.77		$0.62
Weighted average shares - diluted	135,789		141,195

Dividends declared per common share	$0.155		$0.135

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Quarters Ended
(in thousands, except per share amounts)	May 29, 2010	% of Net Sales	May 30, 2009	% of Net Sales

Net sales	$5,910,125	100.00%	$5,589,182	100.00%

Cost of sales	3,780,844	63.97%	3,636,233	65.06%

Gross margin	2,129,281	36.03%	1,952,949	34.94%

Selling, general and administrative expenses	1,668,196	28.23%	1,587,425	28.40%

Operating profit	461,085	7.80%	365,524	6.54%

Interest income	1,096	0.02%	6,042	0.11%

Interest expense	10,000	0.17%	9,778	0.17%

Income before income taxes	452,181	7.65%	361,788	6.48%

Income taxes	168,000	2.84%	130,638	2.34%

Net income	$284,181	4.81%	$231,150	4.14%

Net income per common share - basic	$2.07		$1.65
Weighted average shares - basic	136,977		140,044

Net income per common share - diluted	$2.06		$1.64
Weighted average shares - diluted	137,734		140,629

Dividends declared per common share	$0.445		$0.395

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(in thousands, except per share and share amounts)	May 29, 2010	May 30, 2009
Assets
Current assets:
Cash and cash equivalents	$343,595	$296,058
Investment securities	101,192	33,500
Merchandise inventories	986,061	1,035,259
Deferred income taxes	72,356	95,627
Prepayments and other current assets	53,856	54,711
Total current assets	1,557,060	1,515,155

Property and equipment, net	1,064,537	1,046,544
Investment securities	151,897	171,000
Other assets	28,122	24,616

Total assets	$2,801,616	$2,757,315

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$539,658	$462,631
Accrued liabilities	474,353	517,719
Income taxes	29,790	18,160
Total current liabilities	1,043,801	998,510

Long-term debt	250,000	250,000
Deferred income taxes	44,807	53,121
Income taxes	40,944	30,974
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and
unissued 500,000 shares
Common stock, $.10 par; authorized
600,000,000 shares	14,647	14,535
Capital in excess of par	238,950	205,253
Retained earnings	1,611,830	1,346,527
Accumulated other comprehensive loss	(8,346)	(10,433)
	1,857,081	1,555,882
Less: common stock held in treasury, at cost	435,017	131,172
Total shareholders' equity	1,422,064	1,424,710

Total liabilities and shareholders' equity	$2,801,616	$2,757,315

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Quarters Ended
(in thousands)	May 29, 2010	May 30, 2009
Cash flows from operating activities:
Net income	$284,181	$231,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128,120	118,280
Deferred income taxes	11,333	(3,236)
Excess tax benefits from stock-based compensation	(1,566)	(577)
Stock-based compensation	9,037	9,772
Loss on disposition of property and equipment,
including impairment	5,115	9,535
Changes in operating assets and liabilities:
Merchandise inventories	7,736	(2,574)
Income tax refund receivable	8,618	7,007
Prepayments and other current assets	5,312	3,471
Other assets	(4,181)	(288)
Accounts payable and accrued liabilities	(110,319)	(61,312)
Income taxes	31,053	11,961
	374,439	323,189

Cash flows from investing activities:
Purchases of investment securities	(100,642)	—
Sales of investment securities	17,506	8,650
Capital expenditures	(136,362)	(103,190)
Proceeds from dispositions of property and equipment	1,031	714
	(218,467)	(93,826)

Cash flows from financing activities:
Payment of debt issuance costs	(651)	(624)
Repurchases of common stock	(271,680)	(38,456)
Change in cash overdrafts	58,837	(27,256)
Proceeds from exercise of employee stock options	19,015	27,827
Excess tax benefits from stock-based compensation	1,566	577
Payment of dividends	(58,354)	(53,875)
	(251,267)	(91,807)

Net change in cash and cash equivalents	(95,295)	137,556
Cash and cash equivalents at beginning of period	438,890	158,502
Cash and cash equivalents at end of period	$343,595	$296,058

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Third Quarter Ended
	May 29,	May 30,
(in thousands)	2010	2009	% Change
Consumables	$1,309,763	$1,201,033	9.1%
Home products	254,165	237,384	7.1%
Apparel and accessories	226,690	219,193	3.4%
Seasonal and electronics	206,371	185,479	11.3%
TOTAL	$1,996,989	$1,843,089	8.4%

	For the Three Quarters Ended
	May 29,	May 30,
(in thousands)	2010	2009	% Change
Consumables	$3,802,741	$3,565,542	6.7%
Home products	808,372	771,577	4.8%
Apparel and accessories	623,347	620,175	0.5%
Seasonal and electronics	675,665	631,888	6.9%
TOTAL	$5,910,125	$5,589,182	5.7%

STORES IN OPERATION:
	For the Three Quarters Ended
	May 29,	May 30,
	2010	2009
Beginning Store Count	6,655	6,571
New Store Openings	125	148
Store Closings	(56)	(65)
Ending Store Count	6,724	6,654
Total Square Footage (000s)	57,267	56,527
Total Selling Square Footage (000s)	47,724	47,060

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496, krawlins@familydollar.com
MEDIA CONTACT:
Josh Braverman, 704-814-3447, jbraverman@familydollar.com